Exhibit 99.1

TO:	Board of Directors & Executive Officers,
Waste Management, Inc.

FROM:	Courtney Tippy,
Corporate Secretary

DATE:	July 30, 2015

RE:	Notice of Blackout Period

As a director or executive officer of Waste Management, Inc. (the “Company”), you are subject to restrictions under the Sarbanes-Oxley Act of 2002 and Regulation BTR that prohibit certain transactions in Company securities during pension plan blackout periods.

Effective September 23, 2015, the Waste Management Retirement Savings Plan and the Waste Management Retirement Savings Plan for Bargaining Unit Employees (the “Plans”) will be merging and changing recordkeepers. As a result of these changes, there will be a “blackout period” imposed on participants in the Plans. During the blackout period, participants will be unable to change contribution rates, direct or diversify investments in individual accounts (including accounts invested in the Company common stock fund), obtain a loan from a Plan, obtain a hardship or other withdrawal, or obtain a distribution from a Plan. The blackout period is expected to begin at 4:00 p.m. ET on September 8, 2015 and is scheduled to end the week of September 23, 2015. During this period, you can determine whether the blackout period has ended by contacting me.

As you know, you are subject to the Company’s Insider Trading Policy, including closed trading window periods and pre-clearance requirements. The Company will be in a closed trading window period pursuant to its Insider Trading Policy throughout the duration of the blackout period. Accordingly, you and members of your immediate family sharing your household will already be prohibited from engaging in any transaction involving the purchase or sale of any security of the Company until after third quarter 2015 earnings are announced and the trading window is opened. Nevertheless, we are required to inform you that during the blackout period, you are not permitted, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the Company, if you would acquire or previously acquired such equity security in connection with service or employment as a director or executive officer of the Company.

If you have any questions regarding the blackout period, please contact me at 713.512.6200; 1001 Fannin, Houston, Texas 77002.